KonaTel Reports Fiscal Year 2021 Results

Revenue Increases 37%to $12.8 Million with Positive Net Income

DALLAS, April 18, 2022--KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the 12-month period ended December 31, 2021.

Full Year 2021 Financial Summary

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Revenues of $12.8 million, up 37.1% compared to the prior year.

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Gross profit of $5.7 million, or 44.6% of revenues, compared to $3.5 million, or 37.8% of revenues in the prior year, up 62.1% on a dollar basis.

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Operating income of $638,000 compared to an operating loss of $(360,000) in the prior year.

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GAAP net income of $623,000, or $0.01 per diluted share, compared to $239,000, or $0.01 per diluted share, in the prior year.

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Non-GAAP net income of $2.1 million, or $0.05 per diluted share, compared to $814,000, or $0.02 per diluted share, in the prior year.

Fourth Quarter 2021 Financial Summary

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Revenue of $3.9 million, up 49.6% compared to prior year quarter.

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GAAP net income of $195,000, or $0.01 per diluted share, compared to a net loss of $(24,000), or ($0.01) per diluted share, in the prior year quarter.

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Non-GAAP net income $635,000, or $0.02 per diluted share, compared to $138,000, or less than $0.01 per diluted share, in the prior year quarter.

Business Highlights

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Accelerating sustainable and profitable recurring revenue growth, with the addition of new and enhanced services.

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Except for an FCC license, all intangible assets are fully amortized as of December 31, 2021, eliminating amortization expense going forward. Full-year 2021 amortization expense was approximately $850,000.

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Chuck Griffin, veteran Telecom executive, appointed President and Chief Operating Officer of KonaTel.

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Jason Welch, veteran Telecom executive, appointed President of the wholly-owned subsidiary IM Telecom d/b/a Infiniti Mobile.

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Todd Murcer, veteran Telecom finance executive, appointed EVP of Finance and Corporate Secretary.

Chuck Griffin, President and COO of KonaTel, commented, “After nearly two years following our initial license submission, IM Telecom was unanimously approved by the California Public Utilities Commission in June 2021 to distribute wireless government subsidized Lifeline service to low-income families in California. The last national reseller wireless carrier to be approved was in 2017.”

Sean McEwen, Chairman and CEO of KonaTel stated, “We grew our revenues, supported by internal cash flow, by 37% in 2021 with growth derived from both segments of our business, including 75% growth in our higher-margin Mobile Services segment. Our Mobile Services business, under the FCC’s newly launched$14 billion Affordable Connectivity Program (ACP), is authorized to distribute wireless data service in the 48 contiguous states along with our FCC licensed Lifeline service in nine states. With our FCC approved wireless compliance plan ‘license,’ we are one of a very limited group of national wireless reseller carriers that may apply for Lifeline distribution expansion in additional states. Per the FCC’s2020 Lifeline eligible household estimate, which is based on US Census ACS data, there are approximately 34 million unserved households still eligible for subsidized service.”

McEwen added, “Looking ahead, we expect our bottom-line earnings to benefit from reduced amortization expense beginning in the first quarter of 2022 since the majority of our intangible assets, about $850,000, were fully amortized as of December 31, 2021. More importantly, we expect cash generated from operations will be positively impacted by our growing Mobile Services business and an increase in sales from online channels, which command higher gross margins. As our business scales, we anticipate net earnings growth will outpace revenue growth given the operating leverage in our business.  Our balance sheet continues to strengthen as we grow our business, expand our margins, generate positive cash from operations and avoid shareholder diluting debt. Going forward, we expect growth from new service offerings will provide additional liquidity for our business enabling reinvestment in our cloud offerings and potentially pursuing strategic transactions that would expand our Mobile and Hosted Services coverage.”

Mr. Joshua Ploude, CEO of Apeiron Systems, a wholly-owned subsidiary of KonaTel, “Business communications is a substantially growing market that is evolving with workplace dynamics, the expansion of cloud-based solutions and rapidly increasing numbers of connected devices and volumes of data. In our Hosted Services segment, we are growing our network connectivity options using new 5G capabilities with our wireless network partners and launching new interfaces to our real-time communications voice and messaging suite. We continue enhancement of our existing IP product suite with the addition of new features that better leverage our cloud native infrastructure, necessary to capture a larger market share.”

McEwen concluded, “As our current growth continues, we will explore additional accretive acquisition opportunities and anticipate qualifying for a Nasdaq up list this year. Furthermore, our diversified and profitable recurring revenue portfolio of Hosted Services and Mobile Service provides a defense against economic downturn.  Considering current investor sentiment, we believe predictable and profitable growth is more important than revenue growth alone. Lastly, the addition of new members to our management team in the first quarter of 2022, including Chuck Griffin President/COO of KonaTel, Jason Welch President of IM Telecom and Todd Murcer EVP of Finance, who have all worked together previously, bring significant telecom management and M&A experience.”

Full Year Financial Detail (2021 vs. 2020)

Revenues increased 37.1% to $12.8 million compared to $9.4 million, reflecting an8.4% increase in Hosted Services revenues and a 74.6% increase in Mobile Services revenues, which was primarily due to the introduction of new service distribution including subsidized high-speed mobile data service to low-income consumers.

Gross profit was $5.7 million, or 44.6% gross profit margin, compared to $3.5 million, or 37.8% gross profit margin. The increase in gross profit margin was the result of higher revenues.

Total operating expenses were $5.1 million, up30.7% compared to $3.9 million. This increase was primarily due to increases in payroll and related expenses resulting mostly from the hiring of management level operations positions in both Apeiron Systems and IM Telecom.

Net income was $623,000, or $0.01 per diluted share (based on 42.9 million weighted average shares), inclusive of interest expense of $15,400, compared to net income of $239,000, or $0.01 per diluted share (based on 44.1 million weighted average shares), inclusive of non-operating, net other income of $599,000.

Non-GAAP Net income was up 153.2% to $2.1 million, or $0.05 per diluted share, compared to $814,000, or $0.02 per diluted share.

Quarterly Financial Summary(Q4 2021 vs. Q42020)

Revenue of $3.9 million, an increase of 49.6% compared to $2.6 million.

Gross profit was $1.8 million, or 44.9% gross profit margin, compared to $990,000 million, or 37.8% gross profit margin.

Net income was $195,000, or $0.01 per diluted share (based on 42.9 million weighted average shares), compared to a net loss of ($24,000), or less than ($0.01) per diluted share (based on 44.1 million weighted average shares).

Non-GAAP Net income was $635,000, or $0.02 per diluted share, compared to $138,000, or less than $0.01 per diluted share.

Balance Sheet

The Company ended the year with $933,000in cash, compared to $715,000 in cash on December 31, 2020.Long term debt was $150,000as of December 31, 2021,andDecember 31, 2020.

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.aperion.io), is a global cloud communications service provider employing a dynamic “as a service” (CPaaS/UCaaS/CCaaS/PaaS) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications APIs. KonaTel’s other subsidiary, Infiniti Mobile (www.infinitemoble.com), is an FCC authorized wireless Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, authorized to provide government subsidized cellular service to low-income American families.  KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
(214) 323-8410

inquiries@konatel.com

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KonaTel, Inc.

Consolidated Balance Sheets

	Years Ended December 31,
	2021	2020
Assets
Current Assets
Cash and Cash Equivalents	$932,785	$715,195
Accounts Receivable, net	1,274,687	434,801
Inventory, Net	566,839	17,786
Prepaid Expenses	79,467	2,365
Other Current Asset	164	194
Total Current Assets	2,853,942	1,170,341

Property and Equipment, Net	48,887	79,571

Other Assets
Intangible Assets, Net	807,775	1,517,163
Other Assets	154,297	172,065
Investments	10,000	—
Total Other Assets	972,072	1,689,228
Total Assets	$3,874,901	$2,939,140

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable and Accrued Expenses	$930,449	$1,042,567
Note Payable - current portion	—	94,339
Right of Use Operating Lease Obligation - current	50,672	66,323
Deferred Revenue	—	37,677
Total Current Liabilities	981,121	1,240,906

Long Term Liabilities
Right of Use Operating Lease Obligation - long term	136,445	15,399
Note Payable - long term	150,000	150,000
Total Long Term Liabilities	286,445	165,399
Total Liabilities	$1,267,566	$1,406,305

Commitments and contingencies - Footnote 8
Stockholders’ Equity
Common stock, $.001 par value, 50,000,000 shares authorized, 41,615,406 outstanding and issued at December 31, 2021 and 40,692,286 outstanding and issued at December 31, 2020	41,615	40,692
Additional Paid In Capital	7,911,224	7,460,632
Accumulated Deficit	(5,345,504)	(5,968,489)
Total Stockholders’ Equity	2,607,335	1,532,835

Total Liabilities and Stockholders’ Equity	$3,874,901	$2,939,140

KonaTel, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2021	2020
Revenue	$12,834,844	$9,358,999
Cost of Revenue	7,105,464	5,823,552
Gross Profit	5,729,380	3,535,447

Operating Expenses
Payroll and Related Expenses	2,702,495	2,117,713
Professional and Other Expenses	965,671	553,940
Bad Debt	31,318	2,313
Utilities and Facilities	146,254	129,396
Depreciation and Amortization	833,016	848,865
General and Administrative	157,344	117,570
Marketing and Advertising	89,678	15,840
Taxes and Insurance	165,257	109,829
Total Operating Expenses	5,091,033	3,895,466

Operating Income/(Loss)	$638,347	$(360,019)

Other Income and Expense
Other Income	—	625,591
Interest Expense	(15,361)	(26,954)
Other Expenses	—	—
Total Other Income and Expenses	(15,361)	598,637

Net Income	622,986	238,618

Earnings per Share
Basic	$0.02	$0.01
Diluted	$0.01	$0.01
Weighted Average Outstanding Shares
Basic	40,909,085	40,692,286
Diluted	42,891,011	44,092,286